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                                                                    EXHIBIT 23-A

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated May 28, 1997, except as to Note 1 and Note 11, which are as of August 25, 1997 and the last paragraph in
Note 10, which is as of October 1, 1997, relating to the consolidated financial statements of Priority Healthcare Corporation, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."


Price Waterhouse LLP
Indianapolis, Indiana
October 1, 1997